Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 29, 2008 (October 29, 2008 as to Note 17) relating to the consolidated financial statements and consolidated financial statement schedule of Harrah’s Entertainment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2007 in its method of accounting for uncertainty in income taxes to conform to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and the Company’s change in 2006 in its method of accounting for stock-based employee compensation costs to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Summary Historical Consolidated and Unaudited Pro Forma Consolidated Financial Data of Harrah’s Entertainment, Inc.”, “Selected Historical Consolidated Financial Data” and “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

October 29, 2008